As filed with the Securities and Exchange Commission on February 26, 2024

Registration Nos. 333-266824

333-270679

333-274485

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-266824

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-270679

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-274485

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Comera Life Sciences Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-4706968
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12 Gill Street, Suite 4650

Woburn, Massachusetts 01801

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (617) 871-2101

Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan

(Full titles of plans)

Michael Campbell

Chief Executive Officer and Chief Financial Officer

Applied Genetic Technologies Corporation

12 Gill Street, Suite 4650

Woburn, Massachusetts 01801

(617) 871-2101

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Comera Life Sciences Holdings, Inc., a Delaware corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), remaining unissued and unsold under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-266824, filed with the SEC on August 12, 2022, registering 2,059,839 Shares, consisting of: (i) 1,982,641 Shares issuable upon exercise of then-outstanding stock options pursuant to the 2022 Equity and Incentive Plan and (ii) 77,198 Shares issuable pursuant to the 2022 Equity and Incentive Plan;

•

Registration Statement No. 333-270679, filed with the SEC on March 17, 2023, registering 944,368 Shares consisting of (i) 794,368 Shares issuable pursuant to the 2022 Equity and Incentive Plan and (ii) 150,000 Shares issuable upon exercise of a nonstatutory stock option granted to an employee of the Registrant to induce the employee to accept employment with the Registrant; and

•	Registration Statement No. 333-274485, filed with the SEC on September 12, 2023, registering 3,000,000 Shares issuable pursuant to the 2022 Equity and Incentive Plan;

The Registrant previously announced the termination of all of its employees and the approval by the Registrant’s board of directors of a wind down of the Registrant’s operations. In connection with the foregoing, the Registrant has determined to terminate all offerings and sales of its securities under the Registration Statements. Accordingly, the Company is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statements, and, in accordance with the undertakings made by the Company in the Registration Statements, to remove from registration any and all of the securities of the Registrant that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Commonwealth of Massachusetts, on February 26, 2024.

COMERA LIFE SCIENCES HOLDINGS, INC.

By:	/s/ Michael Campbell
Name: Michael Campbell
Title: Chief Executive Officer and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2024

Comera Life Sciences Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-41403	87-4706968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 Gill Street
Suite 4650
Woburn, Massachusetts	01801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 871-2101

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On February 21, 2024, the board of directors (the “Board”) of Comera Life Sciences Holdings, Inc. (the “Company”) approved winding down the Company’s operations following the unsuccessful completion of the Board’s previously announced exploration of strategic alternatives. As previously disclosed, the Company terminated all of its employees effective as of January 31, 2024 following: (i) Regeneron Pharmaceuticals, Inc. (“Regeneron”) notifying the Company that it would not negotiate a license with the Company following completion of a technical evaluation as part of the Company’s ongoing research collaboration with Regeneron and (ii) the purchasers (the “Purchasers”) of the 12.0% Senior Secured Convertible Notes due 2024 (the “Notes”) and accompanying warrants sold and issued to the Purchasers in connection with the Company’s December 2023 private placement notifying the Company of their withdrawal of their prior exercise of a contractual right to purchase all outstanding shares of the Company’s common stock not then held by the Purchasers (the “Share Purchase Option”).

As part of its exploration of strategic alternatives both before and after January 31, 2024, the Company contacted potential buyers but did not receive any offers for any portion of its assets (other than the previously disclosed exercise and subsequent withdrawal of the Share Purchase Option by the Purchasers), which consist principally of intellectual property and other intangible assets. The Company currently owes not less than $1.5 million to the Purchasers pursuant to the terms of the Notes. The Purchasers have a security interest in substantially all of the Company’s assets. Further, the Company owes additional amounts to other creditors, and expects to incur additional expenses to close its facility and wind down operations. Following the Company’s previously disclosed event of default under the Notes, the Purchasers have the right to, and may ultimately choose to, foreclose on the assets subject to their security interest. The fair market value of those assets, combined with Company’s limited remaining assets, does not exceed the aggregate amount of the Company’s current and reasonably anticipated financial obligations. Accordingly, the Company believes that it is presently unable to, and will not become able to, satisfy all of its financial obligations and that, following the Company’s efforts to satisfy those obligations to the extent of available resources, there will be no assets remaining for distribution to holders of the Company’s outstanding common stock. In addition, due to the Company’s insolvency, the Company does not expect to initiate bankruptcy proceedings or to seek stockholder approval for the wind down of its operations.

Following the termination of employment of all of the Company’s employees and commencement of wind down efforts, the Company believes that it no longer has effective internal control over financial reporting or effective disclosure controls and procedures. There can be no assurance that the Company’s filings with the Securities and Exchange Commission currently reflect all material information required to be reported or that the information previously reported continues to be current.

Forward-Looking Statements

This Report includes “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events including statements related to the wind down of the Company’s operations, the possible foreclosure by the Purchasers on the Company’s assets, and the amount of assets remaining after satisfaction of the Company’s obligations, for distribution to its stockholders. These forward-looking statements are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Report, including, but not limited to the risks identified in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our subsequent filings with the SEC. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company can give no assurance that it will achieve its expectations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2024	COMERA LIFE SCIENCES HOLDINGS, INC.

	By:	/s/ Michael Campbell
	Name:	Michael Campbell
	Title:	Chief Executive Officer and Chief Financial Officer